Exhibit 99.1

P R E S S   R E L E A S E

Renee Brotherton	Kevin Kessel
Corporate Communications	Investor Relations
(408) 576-7189	(408) 576-7985
renee.brotherton@flextronics.com	kevin.kessel@flextronics.com

FLEX REPORTS FIRST QUARTER FISCAL 2017 RESULTS

•                  GAAP diluted EPS of $0.19, non-GAAP diluted EPS of $0.27

•                  Strong cash flow from operations of $264 million and free cash flow of $121 million

•                  Maintains commitment to return value to shareholders

San Jose, CA, July 21, 2016 — Flex (NASDAQ: FLEX), a leading Sketch-to-Scale™ solutions company that designs and builds intelligent products for a connected world, today announced results for its first quarter ended July 01, 2016:

	Three Month Periods Ended
(US$ in millions, except EPS)	July 01, 2016	June 26, 2015
Net sales	$5,877	$5,566
GAAP income before income taxes	$117	$119
Adjusted operating income	$190	$159
GAAP net income	$106	$111
Adjusted net income	$149	$134
GAAP EPS	$0.19	$0.19
Adjusted EPS	$0.27	$0.23

An explanation and reconciliation of non-GAAP financial measures to GAAP financial measures is presented in Schedule II attached to this press release.

First Quarter Fiscal 2017 Results of Operations

Net sales for the first quarter ended July 01, 2016 were approximately $5.9 billion, which was at the high end of the guidance range of $5.5 to $5.9 billion.

GAAP income before income taxes was $117 million for the quarter and adjusted operating income was $190 million, at the mid-point of the guidance range of $175 million to $205 million.

GAAP gross margin increased approximately 60 basis points and adjusted gross margin increased over 50 basis points on a year-over-year basis.

Net income on a GAAP basis was $106 million and adjusted net income for the quarter was $149 million. GAAP EPS was $0.19 for the quarter which is flat compared to the prior year. Non-GAAP EPS was $0.27 for the quarter, increasing $0.04 from same quarter last year.

“We continue to successfully execute our Sketch-to-Scale strategy” said Mike McNamara, chief executive officer of Flex. “Our first quarter results reflect our continued portfolio evolution with a 20% growth in adjusted operating profit, an increase of 17% in adjusted earnings, strong cash flow from operations and over seven million shares repurchased.”

Guidance

For the second quarter ending September 30, 2016, revenue is expected to be in the range of $5.8 to $6.2 billion, GAAP EPS is expected to be in the range of $0.18 to $0.22 and includes estimated intangible amortization and stock-based compensation expense.  Adjusted EPS is expected to be in the range of $0.26 to $0.30 per diluted share.

Conference Calls and Web Casts

A conference call hosted by the Flex management team will be held today at 2:00 PM (PT) / 5:00 PM (ET) to discuss the Company’s financial results for the first quarter ended July 01, 2016. The conference call will be broadcast via the Internet and may be accessed by logging on to the Company’s website at www.flextronics.com. Additional information in the form of a slide presentation may also be found on the Company’s site.  A replay of the broadcast will remain available on the Company’s website afterwards.

About Flex

Flextronics International Ltd. (Reg. No. 199002645H) is a leading Sketch-to-Scale™ solutions company that designs and builds intelligent products for a connected world. With approximately 200,000 professionals across 30 countries and a promise to help the world Live Smarter™, the Company provides innovative design, engineering, manufacturing, real-time supply chain insight and logistics services to companies of all sizes in various industries and end-markets. For more information, visit www.flextronics.com or follow us on Twitter @Flextronics.

# # #

This press release contains forward-looking statements within the meaning of U.S. securities law including statements related to future expected revenues and earnings per share. These forward-looking statements involve risks and uncertainties that could cause the actual results to differ materially from those anticipated by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. These risks include: that future revenues and earnings may not be achieved as expected; the challenges of effectively managing our operations, including our ability to control costs and manage changes in our operations; compliance with legal and regulatory requirements; that we may encounter difficulties with acquisitions and divestitures; that the expected revenue and margins from recently launched programs may not be realized; that recently proposed changes in tax laws in certain jurisdictions where we operate may materially impact our tax expense, and the effects that the current macroeconomic environment could have on our business and demand for our products as well as the effects that current credit and market conditions could have on the liquidity and financial condition of our customers and suppliers, including any impact on their ability to meet their contractual obligations. Additional information concerning these and other risks is described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports on Forms 10-K and 10-Q that we file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release are based on current expectations and Flex assumes no obligation to update these forward-looking statements. Our share repurchase program does not obligate the Company to repurchase a specific number of shares and may be suspended or terminated at any time without prior notice.

SCHEDULE I

FLEX

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Month Periods Ended
	July 01, 2016	June 26, 2015
GAAP:
Net sales	$5,876,813	$5,566,248
Cost of sales	5,470,818	5,213,907
Gross profit	405,995	352,341
Selling, general and administrative expenses	239,546	209,385
Intangible amortization	21,598	7,671
Interest and other, net	24,399	16,505
Other charges, net	3,529	164
Income before income taxes	116,923	118,616
Provision for income taxes	11,194	7,766
Net income	$105,729	$110,850

EPS:
GAAP	$0.19	$0.19
Non-GAAP	$0.27	$0.23

Diluted shares used in computing per share amounts	551,029	577,997

See Schedule II for the reconciliation of GAAP to non-GAAP financial measures. See the accompanying notes on Schedule V attached to this press release.

SCHEDULE II

FLEX

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)

(In thousands, except per share amounts)

	Three Month Periods Ended
	July 01, 2016	June 26, 2015
GAAP gross profit	$405,995	$352,341
Stock-based compensation expense	2,433	2,018
Non-GAAP gross profit	$408,428	$354,359

GAAP SG&A Expenses	$239,546	$209,385
Stock-based compensation expense	(21,364)	(14,108)
Non-GAAP SG&A Expenses	$218,182	$195,277

GAAP income before income taxes	$116,923	$118,616
Stock-based compensation expense	23,797	16,126
Intangible amortization	21,598	7,671
Interest and other, net	24,399	16,505
Other charges, net	3,529	164
Non-GAAP operating income	$190,246	$159,082

GAAP provision for income taxes	$11,194	$7,766
Intangible amortization benefit	1,850	258
Tax benefit on intangible assets	638	—
Non-GAAP provision for income taxes	$13,682	$8,024

GAAP net income	$105,729	$110,850
Stock-based compensation expense	23,797	16,126
Intangible amortization	21,598	7,671
Adjustments for taxes	(2,488)	(258)
Non-GAAP net income	$148,636	$134,389
EPS:
GAAP	$0.19	$0.19
Non-GAAP	$0.27	$0.23

SCHEDULE III

FLEX

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	As of July 01, 2016	As of March 31, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$1,679,335	$1,607,570
Accounts receivable, net of allowance for doubtful accounts	2,057,943	2,044,757
Inventories	3,594,837	3,491,656
Other current assets	1,088,844	1,171,143
Total current assets	8,420,959	8,315,126

Property and equipment, net	2,296,445	2,257,633
Goodwill and other intangible assets, net	1,324,614	1,345,820
Other assets	466,506	466,402
Total assets	$12,508,524	$12,384,981

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Bank borrowings and current portion of long-term debt	$66,020	$65,166
Accounts payable	4,317,571	4,248,292
Accrued payroll	377,527	353,547
Other current liabilities	1,866,585	1,905,200
Total current liabilities	6,627,703	6,572,205

Long-term debt, net of current portion:	2,692,596	2,709,389
Other liabilities	521,631	497,857

Total shareholders’ equity	2,666,594	2,605,530

Total liabilities and shareholders’ equity	$12,508,524	$12,384,981

SCHEDULE IV

FLEX

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three-Month Periods Ended
	July 01, 2016	June 26, 2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$105,729	$110,850
Depreciation, amortization and other impairment charges	129,500	110,119
Changes in working capital and other	28,703	141,307
Net cash provided by operating activities	263,932	362,276
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(159,103)	(138,348)
Proceeds from the disposition of property and equipment	15,722	1,512
Acquisition of businesses, net of cash acquired	(9,492)	(18,580)
Proceeds from divestiture of business, net of cash held in divested business	14,828	1,000
Other investing activities, net	26,261	(7,580)
Net cash used in investing activities	(111,784)	(161,996)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from bank borrowings and long-term debt	75,018	595,548
Repayments of bank borrowings and long-term debt	(92,222)	(8,457)
Payments for repurchases of ordinary shares	(94,715)	(99,995)
Net proceeds from issuance of ordinary shares	3,966	44,602
Other financing activities, net	12,901	(25,252)
Net cash (used in) provided by financing activities	(95,052)	506,446
Effect of exchange rates on cash and cash equivalents	14,669	(3,723)
Net increase in cash and cash equivalents	71,765	703,003
Cash and cash equivalents, beginning of period	1,607,570	1,628,408
Cash and cash equivalents, end of period	$1,679,335	$2,331,411

SCHEDULE V

FLEX AND SUBSIDIARIES

NOTES TO SCHEDULES I, II, III, & IV

(1)   To supplement Flex’s unaudited selected financial data presented on a basis consistent with Generally Accepted Accounting Principles (“GAAP”), the Company discloses certain non-GAAP financial measures that exclude certain charges, including non-GAAP gross profit, non-GAAP selling, general and administrative expenses, non-GAAP operating income, non-GAAP net income and non-GAAP net income per diluted share.  These supplemental measures exclude stock-based compensation expense, restructuring charges, intangible amortization, other discrete events as applicable and the related tax effects. These non-GAAP measures are not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures used by other companies.  We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Flex’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Flex’s results of operations in conjunction with the corresponding GAAP measures.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures.  We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of the Company’s performance.

In calculating non-GAAP financial measures, we exclude certain items to facilitate a review of the comparability of the Company’s operating performance on a period-to-period basis because such items are not, in our view, related to the Company’s ongoing operational performance.  We use non-GAAP measures to evaluate the operating performance of our business, for comparison with forecasts and strategic plans, for calculating return on investment, and for benchmarking performance externally against competitors.  In addition, management’s incentive compensation is determined using certain non-GAAP measures.  Also, when evaluating potential acquisitions, we exclude certain of the items described below from consideration of the target’s performance and valuation.  Since we find these measures to be useful, we believe that investors benefit from seeing results “through the eyes” of management in addition to seeing GAAP results.  We believe that these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by offering:

•                  the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;

•                  the ability to better identify trends in the Company’s underlying business and perform related trend analyses;

•                  a better understanding of how management plans and measures the Company’s underlying business; and

•                  an easier way to compare the Company’s operating results against analyst financial models and operating results of competitors that supplement their GAAP results with non-GAAP financial measures.

The following are explanations of each of the adjustments that we incorporate into non-GAAP measures, as well as the reasons for excluding each of these individual items in the reconciliations of these non-GAAP financial measures:

Stock-based compensation expense consists of non-cash charges for the estimated fair value of stock options and unvested restricted share unit awards granted to employees and assumed in business acquisitions.  The Company believes that the exclusion of these charges provides for more accurate comparisons of its operating results to peer companies due to the varying available valuation methodologies, subjective assumptions and the variety of award types.  In addition, the Company believes it is useful to investors to understand the specific impact stock-based compensation expense has on its operating results.

Intangible amortization consists primarily of non-cash charges that can be impacted by, among other things, the timing and magnitude of acquisitions.  The Company considers its operating results without these charges when evaluating its ongoing performance and forecasting its earnings trends, and therefore excludes such charges when presenting non-GAAP financial measures.  The Company believes that the assessment of its operations excluding these costs is relevant to its assessment of internal operations and comparisons to the performance of its competitors.

Adjustment for taxes relates to the tax effects of the various adjustments that we incorporate into non-GAAP measures in order to provide a more meaningful measure on non-GAAP net income and certain adjustments related to non-recurring settlements of tax contingencies when applicable.

For the three-month period ended July 1, 2016, Free Cash Flow was $121 million consisting of GAAP net cash flows from operating activities of $264 million less purchases of property and equipment net of proceeds from dispositions of $143 million. We believe Free Cash Flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to repay debt obligations, make investments, fund acquisitions and for certain other activities. Since Free Cash Flow includes investments in operating assets, we believe this non-GAAP liquidity measure is useful in addition to the most directly comparable GAAP measure — “net cash flows provided by operating activities.”